                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         COMMONWEALTH ENERGY CORPORATION

                                    AS BUYER
                                       AND

                           ACN UTILITY SERVICES, INC.,
                                ACN ENERGY, INC.
                                       AND
                                ACN POWER, INC.,

                                   AS SELLERS

                                       AND
                      AMERICAN COMMUNICATIONS NETWORK, INC.

                                       AND
                           COMMERCE ENERGY GROUP, INC.

                             WITH RESPECT TO CERTAIN
                           SPECIFIC PROVISIONS HEREIN

                          DATED AS OF FEBRUARY 9, 2005

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
SECTION 1.  Certain Definitions ..................................................     5

SECTION 2.  Transfer of Assets ...................................................    10
      2.1   Assets To Be Transferred .............................................    10
      2.2   Consents and Novation ................................................    11
      2.3   Option Assets ........................................................    12

SECTION 3.  Consideration for Acquired Assets ....................................    12
      3.1   Amount of Purchase Price .............................................    12
      3.2   Assumption of Liabilities ............................................    13
      3.3   Excluded Liabilities .................................................    13
      3.4   Accounts Receivables and Closing Prorations ..........................    14
      3.5   Bulk Sales Law Compliance ............................................    15
      3.6   Allocation of Purchase Price .........................................    15

SECTION 4.  Representations and Warranties of Sellers ............................    15
      4.1   Good Standing ........................................................    15
      4.2   ACN Energy Entities ..................................................    15
      4.3   Authorization; Consents ..............................................    16
      4.4   Governmental Approvals ...............................................    16
      4.5   Financial Statements; Liabilities; Books and Records of Account. .....    16
      4.6   Taxes ................................................................    17
      4.7   Title to Assets; Liens and Encumbrances ..............................    17
      4.8   Trademarks, Service Marks, Trade Names, Patents and Copyrights .......    17
      4.9   Contracts ............................................................    18
      4.10  Purchase and Sales Commitments and Orders; Customers and Vendors .....    18
      4.11  Employees; Compensation; Labor Relations; Vacation Time, Bonuses, Etc     18
      4.12  Employee Benefits ....................................................    19
      4.13  Legal Proceedings ....................................................    20
      4.14  Orders, Decrees, Etc .................................................    20
      4.15  Compliance With Law; Permits and Licenses ............................    20
      4.16  Actions Not in Ordinary Course; No Change ............................    21
      4.17  Reserved .............................................................    21
      4.18  Bank Accounts; Powers of Attorney ....................................    21
      4.19  No Brokers ...........................................................    22
      4.20  Arrangements with Related Parties ....................................    22
      4.21  No Omissions .........................................................    22
      4.22  Stock Legend; Restricted Securities ..................................    22

SECTION 5.  Representations and Warranties of Buyer ..............................    23
      5.1   Good Standing ........................................................    23
      5.2   Authorization ........................................................    23

      5.3   Governmental Approvals ...............................................    24
      5.4   No Brokers ...........................................................    24
      5.5   Authorization ........................................................    24
      5.6   Shares ...............................................................    24
      5.7   SEC Rules ............................................................    24

SECTION 6.  Conduct Prior to the End of the Phase-Out Period .....................    24
      6.1   Investigation by Buyer ...............................................    24
      6.2   Ongoing Operations ...................................................    25
      6.3   Other Transactions ...................................................    26
      6.4   Consents; Third-Party; Regulatory Approvals ..........................    26
      6.5   Public Announcements .................................................    27
      6.6   Employees and Employee Benefit Plans .................................    27
      6.7   Notification .........................................................    29
      6.8   Transfer Documents ...................................................    29
      6.9   Covenant to Satisfy Conditions .......................................    29
      6.10  Schedules ............................................................    29
      6.11  Schedule 4.2(A) Assets ...............................................    29

SECTION 7.  Conditions of Buyer's Obligations to Close ...........................    30
      7.1   Agreement and Conditions .............................................    30
      7.2   Representations and Warranties .......................................    30
      7.3   No Legal Proceeding ..................................................    30
      7.4   Certificate ..........................................................    30
      7.5   Lien Releases ........................................................    30
      7.6   Deliveries ...........................................................    30
      7.7   Schedules ............................................................    30

SECTION 8.  Conditions of the Sellers' Obligations to Close ......................    30
      8.1   Agreement and Conditions .............................................    31
      8.2   Representations and Warranties .......................................    31
      8.3   Deliveries ...........................................................    31
      8.4   Certificate ..........................................................    31


SECTION 9.  Deliveries of Sellers on the Closing Date ............................    31
      9.1   Title to Acquired Assets .............................................    31
      9.2   Certificates .........................................................    31
      9.3   Secretary's Certificate ..............................................    31
      9.4   Authorization ........................................................    31
      9.5   Escrow Agreement .....................................................    31
      9.6   Sales Agency Agreement ...............................................    31
      9.7   Transition Agreement .................................................    31
      9.8   Security Agreement ...................................................    32
      9.9   Energy Agreements ....................................................    32
      9.10  Operating Agency Agreement ...........................................    32

      9.11  Other Deliveries .....................................................    32

SECTION 10. Deliveries of Buyer on the Closing Date ..............................    32
      10.1  Purchase Price .......................................................    32
      10.2  Secretary's Certificate ..............................................    32
      10.3  Escrow Agreement .....................................................    32
      10.4  Sales Agency Agreement ...............................................    32
      10.5  Transition Agreement .................................................    32
      10.6  Security Agreement ...................................................    32
      10.7  Energy Agreements ....................................................    32
      10.8  Operating Agency Agreement ...........................................    32

SECTION 11. Additional Covenants .................................................    32
      11.1  Mail .................................................................    33
      11.2  Further Assurances ...................................................    33
      11.3  Notification to Customers ............................................    33
      11.4  Non-Transferred Assets ...............................................    33
      11.5  Trading Restrictions .................................................    33

SECTION 12. Confidentiality ......................................................    33

SECTION 13. Indemnification ......................................................    34
      13.1  Indemnification by Sellers ...........................................    34
      13.2  Indemnification by Buyer .............................................    34
      13.3  Procedures for Indemnification .......................................    34

SECTION 14. Survival of Representations; Effect of Certificates ..................    35

SECTION 15. Fees and Disbursements ...............................................    35

SECTION 16. Notices ..............................................................    36

SECTION 17. Termination ..........................................................    36

SECTION 18. Miscellaneous ........................................................    37
      18.1  Entire Agreement .....................................................    37
      18.2  Taxes ................................................................    37
      18.3  Governing Law; Jurisdiction; Waiver of Jury Trial ....................    37
      18.4  Severability .........................................................    38
      18.5  Waiver ...............................................................    38
      18.6  Binding Effect; Assignment ...........................................    38
      18.7  No Third-Party Beneficiaries .........................................    38
      18.8  Expenses Related to Audit Rights .....................................    38
      18.9  Pronouns .............................................................    38
      18.10 Counterparts .........................................................    39
      18.11 Headings .............................................................    39

                                    EXHIBITS

Exhibit A   -  Form of Escrow Agreement
Exhibit B   -  Form of Sales Agency Agreement
Exhibit C   -  Form of Transition Agreement
Exhibit D   -  Form of Security Agreement
Exhibit E   -  Form of NAESB
Exhibit F   -  Form of EEI
Exhibit G   -  Form of ISDA
Exhibit H   -  Form of Operating Agency Agreements
Exhibit I   -  Form of Letter Netting Letter


                                    SCHEDULES

Schedule A            Acquired Assets
Schedule A-1          Assets with Closing Dates Cash Adjustments
Schedule A-2          Assets with Future Cash Adjustments (upon Assignment)
Schedule B            Option Assets
Schedule C            Phase-Out-Addendum
Schedule D            Disbursement of Share Escrow
Schedule 3.1(c)       Estimated Closing Adjustment
Schedule 4.2          Jurisdictions of Qualification
Schedule 4.2A         Activities conducted by ACN Energy's subsidiaries
Schedule 4.3          Authorization; Consents
Schedule 4.4          Seller Governmental Approvals
Schedule 4.5A         Financial Statements; Liabilities; Books and Records of
                      Account
Schedule 4.7A         Title to Assets; Liens and Encumbrances
Schedule 4.7B         Material Assets
Schedule 4.8          Trademarks, Service Marks, Trade Names, Patents and
                      Copyrights
Schedule 4.9A         Material Contracts
Schedule 4.9B         Bonds, Deposits, Guarantees or other Credit Support
Schedule 4.10         Purchase and Sales Commitments and Orders; Customers and
                      Vendors
Schedule 4.11         Employees of ACN Energy; Job Description Compensation
Schedule 4.11C        Vacation and Bonuses of Employees of ACN Energy
Schedule 4.12A        Employee Benefit Plans
Schedule 4.14         Orders, Decrees, Etc
Schedule 4.15B        Permits; Notice of Violation
Schedule 4.16A        Actions Not in the Ordinary Course
Schedule 4.18         Bank Accounts; Powers of Attorney
Schedule 4.20         Contracts with Related Parties
Schedule 5.3          Buyer Governmental Approvals
Schedule 5.6          CEG's Shares of Common Stock Reserved for Issuance
Schedule 6.6          Employee Information

            AGREEMENT dated as of February 9, 2005 (the "Agreement") by and among Commonwealth Energy Corporation, a California corporation ("Buyer"), and ACN Utility Services, Inc., a Michigan corporation ("ACN Utility Services"), ACN Energy, Inc., a Michigan corporation ("ACN Energy"), and ACN Power, Inc., a Michigan corporation ("ACN Power", and collectively with ACN Utility Services and ACN Energy, "Sellers" or the "ACN Energy Entities"), and, as to Sections 3.1(b) & 4.22 only, Commerce Energy Group, Inc., a Delaware corporation ("CEG"), and as to Sections 4.22, 6.11 and Article 13 only, American Communications Network, Inc. ("Parent").

                              W I T N E S S E T H:

            WHEREAS, Sellers own and operate a retail electric power and natural gas sales business (the "Retail Energy Business"); and

            WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell, convey, transfer, assign and deliver to Buyer, all of the assets, properties, rights and business of the Retail Energy Business, other than the Excluded Assets (as defined below), upon the terms and conditions and for the purchase price hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1...Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            "ACN Energy" means ACN Energy, Inc., a Michigan corporation and wholly owned subsidiary of Seller.

            "ACN Energy Entities" has the meaning set forth in the recitals.

            "ACN Power" means ACN Power, Inc., a Michigan corporation and wholly owned subsidiary of Seller.

            "ACN Utility Services" means ACN Utility Services, Inc., a Michigan corporation and wholly owned subsidiary of Seller.

            "Acquired Assets" means the assets of the Retail Energy Business set forth on Schedule A attached hereto and those of the Option Assets which Buyer elects to purchase pursuant to the terms hereof.

            "Action" means any claim, action, suit, proceeding or investigation, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

            "Affiliate" of a party means any Person which, directly or indirectly, controls, is controlled by or is under common control with such party.

            "AMEX" means the American Stock Exchange.

            "Assumed Liabilities" has the meaning specified in Section 3.2 hereof.

            "Balance Sheet" has the meaning specified in Section 4.5 hereof.

            "Balance Sheet Date" means December 31, 2004.

            "Buyer" has the meaning set forth in the preamble hereof.

            "Buyer Designee" has the meaning specified in Section 2.1(b) hereof.

            "Closing" means the closing of the transactions contemplated hereby, which shall take place at the offices of Jaffe Raitt Heuer & Weiss, P.C., on the Closing Date at 10:00 A.M., or at such other time or place as the parties may agree upon in writing.

            "Closing Date" means February 9, 2005 or such other date as the parties may agree upon in writing.

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "CEG" means Commerce Energy Group, Inc., a Delaware corporation and the parent of Buyer.

            "Contracts" mean contracts, agreements, mortgages, indentures, licenses, leases, commitments, plans, arrangements, sales orders, purchase orders and binding commitments of every kind, whether written or oral.

            "Counterparty" or "Counterparties" means any Person or Persons, as applicable, other than the Seller, that is a party or are parties, as applicable, to one or more of the Contracts.

            "Counterparty Consent" means, with respect to each Contract, an assignment and assumption agreement duly executed and delivered by the applicable assignor, the applicable assignee and one or more authorized officers of the sole Counterparty or all Counterparties to such Contract, as applicable which is reasonably satisfactory to the Buyer.

            "Customer Notification" has the meaning specified in Section 11.3.

            "Damages" mean all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnified Party's rights hereunder, suffered by an Indemnified Party.

            "EEI" means the EEI Master Power Purchase and Sale Agreement, dated January 31, 2005, between ACN Utility and Buyer.

            "Employee Benefit Plan" has the meaning set forth in Section 3(3) of ERISA.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any other corporation or trade or business controlled by, controlling or under common control with a Seller within the meaning of Section 414(c) of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.

            "Escrow Agent" means Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

            "Escrow Agreement" means the escrow agreement in substantially the form of Exhibit A attached hereto to be entered into on the Closing Date among Parent, Buyer CEG and the Escrow Agent.

            "Estimated Prepayment Amount" has the meaning set for in Section 3.1(c).

            "Excluded Assets" mean those assets of Sellers not listed on Schedule A attached hereto and the Option Assets which Buyer does not elect to purchase pursuant to the terms hereof.

            "Excluded Liabilities" has the meaning specified in Section 3.3 hereof.

            "Financial Statements" has the meaning specified in Section 4.5 hereof.

            "GAAP" means United States generally accepted accounting principles.

            "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local, including any self-regulatory organization having jurisdiction over the Parties, the Parent's Subsidiaries, the Contracts set forth on Schedule 4.9, the Retail Energy Business, the Acquired Assets, the Option Assets, or otherwise relating in any way to the subject matter hereof.

            "Indemnified Party" has the meaning specified in Section 13.3 hereof.

            "Indemnifying Party" has the meaning specified in Section 13.3 hereof.

            "ISDA" means the International Swaps and Derivatives Association, Inc. 2002 Master Agreement and Credit Support Annex, dated January 31, 2005, between ACN Utility and Buyer.

            "Last Seller Pay Date" means March 4, 2005.

            "Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

            "Liabilities" mean debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured, unmatured, or of any other nature.

            "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

            "NAESB" means the NAESB Base Contract for Sale and Purchase of Natural Gas, dated January 31, 2005, between ACN Utility and Buyer.

            "Netting Letter" means the letter agreement between ACN Utility and Buyer, dated January 31, 2005, whereby the parties agree to enter into an EEI Master Netting Agreement.

            "Non-Transferred Contract" has the meaning specified in Section 2.2(a) hereof.

            "Option Assets" means those assets of the Retail Energy Business set forth on Schedule B attached hereto, which Buyer has an option to acquire on the terms set forth herein. To the extent any assets, property, rights or business of a Seller or any of Parent's Subsidiaries used in connection with or otherwise related to the Retail Energy Business as a going concern do not appear or Schedules A and B hereto, the general language shall govern and such assets, property, rights and business shall be deemed Option Assets.

            "Option Expiration Date" means the close of business on the 60th day after the Closing Date.

            "Parent" has the meaning set forth in the preamble hereof.

            "Parties" means, collectively, Buyer and Sellers.

            "Party" means any of such Persons.

            "Permits" has the meaning specified in Section 4.15(b) hereof.

            "Person" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or government or Governmental Authority.

            "Pre-Closing Billed Receivables" has the meaning specified in
Section 3.4(b) hereof.

            "Phase-Out Addendum" means Schedule C attached hereto.

            "Phase-Out Period" has the meaning specified in the Phase-Out Addendum.

            "Proprietary Right" means patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all registered and unregistered statutory and common law copyrights; all registered and unregistered trademarks, service marks, licenses, logos, sales materials and trade names; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, know-how, customer lists, formulae, manufacturing and production processes and techniques, research and development information, product designations, quality standards, investigations, drawings, specifications, designs, plans, improvements, proposals, technical and computer data; all license agreements and sublicense agreements to and from third parties relating to any of the foregoing; all other proprietary rights (including, without limitation, all computer software and documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium).

            "Proration Time" means, as to Contracts relating to the sale, purchase, transportation or delivery of natural gas, 9:01 am Eastern Standard Time on February 1, 2005, and as to any other Acquired Assets, 12:01 am in the time zone of the Territory to which such Acquired Asset relates (or if such Acquired Asset relates to no particular Territory, 12:01 am Eastern Standard
Time) on February 1, 2005.

            "PUC(s)" has the meaning specified in Section 11.3.

            "Purchase Price" has the meaning specified in Section 3.1 hereof.

            "Retail Energy Business" has the meaning set forth in the recitals.

            "Returns" mean all returns, declarations, reports, estimates, information returns and statements required to be filed with or supplied to any taxing authority in connection with any Taxes.

            "Sales Agency Agreement" means the Agency Agreement in substantially the form of Exhibit B attached hereto to be entered into on the Closing Date among Seller, Buyer and an entity designated by Buyer.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Sellers" has the meaning set forth in the preamble hereof.

            "Seller Ancillary Documents" means all conveyances, covenants, warranties, deeds, assignments, bills of sale, confirmations, powers of attorney, approvals, consents and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers, and assignments provided for herein and to convey to Buyer such title to the Acquired Assets as Sellers are obligated hereunder to convey.

            "Shares" has the meaning specified in Section 3.1(b) hereof.

            "Subsidiary" means, with respect to any Person, (i) any corporation or other Person of which securities or other interests (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) having the power (x) to elect a majority of that corporation's or other Person's board of directors or similar governing body or (y) to direct the business and policies of that corporation or other Person are held by such Person or one or more of Subsidiaries of such Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or a combination thereof).

            "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, withholding, payroll and franchise taxes, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, fuel taxes, environmental taxes, license, registration and documentation fees, and customs' duties, tariffs and similar charges, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

            "Transaction Documents" means this Agreement, the Sales Agency Agreement, Transition Agreement, Escrow Agreement, Security Agreement, NAESB, EEI, ISDA, Operating Agency Agreements, and each Seller Ancillary Document.

            "Transferred Contracts" means all Contracts included within the definition of Acquired Assets, and transactions outstanding under such Contracts, except for such Contracts or transactions, if any, with respect to which no Counterparty Consent has been received and such consent is required under the terms of such Contract or transaction for that assignment thereof.

            "Transferred Customers" means those customers of the Retail Energy Business for which regulatory approval, UDC approval and/or customers' approval with respect to such transfer to Buyer has been received and which are actually transferred to Buyer on and/or after the Closing.

            "Transferred Employee" has the meaning specified in Section 6.6 hereof.

            "Transition Agreement" means the Transition Services Agreement in substantially the form of Exhibit C attached hereto to be entered into on the Closing Date between Sellers and Buyer.

            "UDC(s)" has the meaning specified in Section 11.3 hereof.

            "Unbilled Receivables" has the meaning specified in Section 3.4 hereof.

            "WARN" has the meaning specified in Section 6.6 hereof.

            SECTION 2. Transfer of Assets.

            2.1 Assets To Be Transferred. (a) Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Buyer on the Closing Date or from time to time thereafter as contemplated by Sections 2.2, 2.3 and 6.4, and Buyer hereby agrees to buy and accept on the applicable date, for the Purchase Price, free and clear of all Liens, all of the Sellers' right, title and interest in and to the Acquired Assets.

            (b) Buyer may designate one or more of its Subsidiaries as the purchaser hereunder of all or any portion of the Acquired Assets (any such Subsidiary so designated being referred to herein as a "Buyer Designee"). Buyer's rights under this Agreement shall be deemed automatically assigned to any Buyer Designee with respect to the portion of the Acquired Assets to be acquired by such Buyer Designee, provided that any such assignment shall not relieve Buyer from any liability hereunder.

            2.2 Consents and Novation. (a) This Agreement shall not constitute an agreement to assign any interest in any Contract or any claim, right or benefit arising thereunder or resulting therefrom if an assignment without the consent of a third party (including any Governmental Authority), or without novation of the same, would constitute a breach or violation thereof or affect adversely the rights of the Seller or the Buyer thereunder (any of such, a "Non-Transferred Contract"). If novation is required in order to transfer and assign any interest to the Buyer, or if the consent of a third party is required in order to assign any such interest and such consent is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the Sellers' ability to convey the benefit of such Non-Transferred Contract to the Buyer, (i) the Buyer shall be entitled to the benefits of each such Non-Transferred Contract accruing after the Proration Time, (ii) the Buyer shall assume as Assumed Liabilities all obligations and liabilities relating to or arising out of or incurred in connection with such Non-Transferred Contract that relate to the period after the Proration Time,
(iii) except as provided in Section 2.2(b), the Sellers shall continue to deal with the other contracting party(ies) as the prime contracting party and (iv) the Sellers will use their best efforts to cooperate with Buyer in obtaining all such consents and cooperate with the Buyer until such consent or novation is obtained or effected in any lawful and economically feasible arrangement so that the Buyer shall receive the interest of the Sellers in the benefits under any such Non-Transferred Contract, including performance by the Sellers or the Buyer as agent for the Sellers as set forth in Section 2.2(b). The Sellers shall promptly assign to the Buyer each such Non-Transferred Contract after receipt of the appropriate consent or novation.

            (b) From and after the Closing, Sellers authorize and appoint Buyer as their exclusive agent to take all actions and administer all Non-Transferred Contracts to the fullest extent allowed under the applicable contract and, to the extent within Buyer's reasonable control, to manage the Retail Energy Business for Sellers. Buyer shall indemnify and hold Sellers harmless from and against all Liabilities and Damages from third party claims relating to the period after the Proration Time relating to (x) such Non-Transferred Contract, or (y) Buyer's management of the Retail Energy Business as aforesaid, except to the extent arising out of the gross negligence, bad faith or willful misconduct of the Sellers or their Affiliates. All expenses reasonably incurred by Sellers with respect to the Non-Transferred Contracts utilized in the Retail Energy Business from and after the Proration Time shall be paid by Buyer. All revenues not associated with an unreimbursed expense paid by Sellers with respect to the Non-Transferred Contracts from and after the Proration Time shall be for the benefit of and paid to Buyer. Sellers shall take no action, nor cause any action to be taken under the contracts and arrangements for which Buyer has been appointed agent unless requested by Buyer to do so. Such Buyer-requested Sellers actions shall not be considered actions of Seller for the purposes of expense or revenue recognition under this Agreement.

            2.3 Option Assets. From the date hereof until the Option Expiration Date, Buyer shall have the option from time to time to designate any of the Option Assets as Acquired Assets by delivering notice of such election to Seller. If Buyer so elects, Buyer shall be required to pay to Sellers any cash prepayment amounts as set forth in Section 3.1(d); otherwise there shall be no purchase price adjustment. For purposes of this Agreement, all Option Assets which Buyer elects to purchase pursuant to this Section shall be deemed Acquired Assets and all Option Assets which Buyer does not elect to purchase on or before the Option Expiration Date pursuant to this Section shall be deemed Excluded Assets. Until the Option Expiration Date, any Option Assets which have not been acquired pursuant to the terms hereof shall be treated under this Agreement as Acquired Assets except insofar as doing so would obligate Buyer to acquire such assets, assume any Liabilities with respect to them or otherwise increase Buyer's Liabilities hereunder.

            SECTION 3. Consideration for Acquired Assets.

            3.1 Amount of Purchase Price. The total consideration (the "Purchase Price") to be paid by Buyer for the Acquired Assets is as follows:

            (a) On the Closing Date, Buyer shall pay $6,500,000 plus the Estimated Prepayment Amount, subject to adjustment as set forth Section 3.1(c), to Sellers by means of a wire transfer of immediately available funds in such amount to an account number and depository designated by Sellers.

            (b) As soon as practicable following the approval by the AMEX of the listing of the Shares on the AMEX (CEG to promptly seek such approval), CEG shall deposit in escrow a number of shares (rounded down to the nearest whole number) (the "Shares") of CEG common stock, par value $.001 per share, equal to
(i) $2,000,000 divided by (ii) the per-share closing price of CEG's common stock on the AMEX on the last trading day immediately prior to the Closing Date, (the "Purchase Price Stock Escrow"). In reliance on the representations of the Sellers in this Agreement, the Shares shall not be registered under the Securities Act. The Shares shall be issued in the name of the Escrow Agent and will be held by the Escrow Agent and released to Parent or CEG as applicable, in accordance with the provisions set forth in Schedule D hereto and the Escrow Agreement. Notwithstanding any provision of this Agreement or the Sales Agency Agreement, CEG shall have no obligation to issue any shares of CEG common stock pursuant to this Agreement or the Sales Agency Agreement, into escrow or otherwise, if the issuance of such shares of CEG common stock, together with all prior issuances under this Agreement and the Sales Agency Agreement in the aggregate, would result in the issuance of more than 14.9% of the shares of CEG Common Stock outstanding immediately prior to the execution of this Agreement.

            (c) On the Closing Date Buyer shall pay to the Sellers the estimated amount set forth in Schedule 3.1(c) in respect of certain cash prepayment items which relate to the period subsequent to the Proration Time, and which relate to those Acquired Assets set forth in

Schedule A-1 ("Estimated Prepayment Amount"). Within 30 days following the Closing, Sellers shall send to Buyer a statement in reasonable detail recalculating the prepayment amount. Buyer shall have 30 days after receipt to review such statement. On the 30th day, Buyer shall pay Sellers, or Sellers shall pay Buyer, as applicable, any final adjustment to the Estimated Prepayment Amount as shown on such schedule which has not been disputed by Buyer. If Buyer disputes Sellers' final adjustment, Buyer shall so notify Sellers, and following resolution of the dispute, Buyer shall pay Sellers, or Sellers shall pay Buyer, as applicable, the final adjustment.

            (d) With respect to the Acquired Assets set forth on Schedule A-2 or any Option Assets which Buyer has elected to purchase and which include prepayment amounts, upon the actual assignment of such Assets to Buyer, Buyer shall be responsible for paying Sellers the amount of any cash prepayment amount relating to the period after assignment. On a monthly basis, Seller shall send Buyer an invoice showing the prepayment amount, and Buyer shall have 30 days from receipt to review such invoice. Thereafter, the procedures of 3.1(c) shall apply.

            3.2 Assumption of Liabilities. Subject to Sections 2.2, 2.3 and 6.4 with respect to the timing of transfer, the Acquired Assets will be sold, conveyed, transferred and assigned to the Buyer by Sellers on the Closing Date (or with respect to any later acquired Option Assets, the date of the applicable transfer thereof) free and clear of all liens, security interests, mortgages, claims, restrictions, charges and encumbrances (collectively, "Liens") whatsoever. The Buyer does not assume, accept or undertake any obligations, duties, debts or liabilities of the Sellers, their shareholders, subsidiaries or affiliates of any kind whatsoever, nor will Buyer provide any kind of credit support to the Sellers, their shareholders, subsidiaries or affiliates pursuant to this Agreement or otherwise, except as provided in Section 2.2 and except that Buyer hereby agrees to assume the Sellers' Liabilities with respect to the Acquired Assets from and after the Proration Time which are set forth on Schedule A hereto, but in each case only to the extent such Liabilities arose in the ordinary course of business, are to be performed after the Proration Time and not in violation of any of the terms, agreements, warranties and representations in this Agreement (collectively, the "Assumed Liabilities"); provided that if any Liability referred to in this sentence relates both to any time period prior to the Proration Time and on the Proration Time such Liability shall be prorated so that the Assumed Liabilities only include the portion thereof directly relating to the Acquired Assets and/or to the period from and after the Proration Time. Buyer is not assuming and shall not assume any Liabilities of Parent or its Subsidiaries other than the Assumed Liabilities.

            3.3 Excluded Liabilities. Except as provided in Section 3.2 and notwithstanding anything else to the contrary contained herein, the Sellers shall retain, and Buyer is not assuming and shall not be liable for any Liabilities of Sellers or other Affiliates of Sellers, including, without limitation, any Liabilities (i) under Contracts which shall not have been assigned to Buyer pursuant to this Agreement (including, but not limited to, any union agreements); (ii) for indebtedness for borrowed money; (iii) by reason of or arising as the result of any default or breach by Sellers of any Contract, for any penalty assessed against Sellers under any Contract or relating to or arising out of any event which with the passage of time or after giving of notice, or both, would constitute or give rise to such a breach, default or penalty, whether or not such Contract is being assigned to and assumed by Buyer pursuant to this

Agreement; (iv) the existence of which would conflict with or constitute a breach of any representation, warranty, covenant or agreement of Sellers contained herein; (v) to any shareholder or any ERISA Affiliate of Sellers, to any present or former employee, officer or director of or consultant to Sellers or their Affiliates (or independent contractor retained by Seller), or to any Employee Benefit Plan sponsored or maintained by Sellers or any ERISA Affiliate, including, without limitation, any bonuses, vacation or sick pay, any termination or severance pay related to Sellers or Sellers' Affiliates' employees, and any post retirement medical benefits or other compensation or benefits; (vi) relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred as a result of the sale contemplated by this Agreement; (vii) for any Taxes of the Sellers including federal, state or local taxes imposed as a result of being or having been a member of a group filing a combined, consolidated or affiliated return); (viii) relating to or arising out of any environmental matter, including, without limitation, any violation of any environmental law or any other law relating to health and safety of the public or the employees of Sellers or Sellers' Affiliates; (ix) relating to, or arising out of, services rendered by Sellers or Sellers' Affiliates, or the conduct or operation of the business of Sellers or Sellers' Affiliates, prior to the Closing Date; or (x) relating to the Excluded Assets (collectively, the "Excluded Liabilities").

            3.4 Accounts Receivables and Closing Prorations. (a) All prepaid contracts assumed by Buyer, all unbilled customer accounts receivables and all liabilities, including residual commissions, shall be prorated as of the Proration Time such that pursuant to and consistent with the provisions of the Phase-Out Addendum attached hereto as Schedule C, Sellers receive or are due all income and pay all expenses related to any period prior to the Proration Time.

            (b) As provided herein, to the extent Buyer has hired employees of Sellers performing such functions, Buyer shall collect receivables existing as of the Proration Time that were billed as of the Closing (the "Billed Receivables") and bill and collect (the "Unbilled Receivables"), as herein provided and in accordance with the Phase-Out Addendum. As also provided herein, to the extent Buyer has not yet hired employees of Sellers performing such functions, Sellers shall cause their and their Affiliates' employees, at the direction of Buyer, to collect the Billed Receivables and bill and collect the Unbilled Receivables, as herein provided and in accordance with the Phase-Out Addendum. With respect to all Billed Receivables, to the extent that Buyer has hired employees of Sellers performing such functions, Buyer agrees to use ordinary and customary industry efforts to collect the Billed Receivables, at Buyer's cost. ACN Energy will maintain its current lockbox to which Buyer agrees to direct payments of Billed Receivables in its ordinary course. Any payments received by Buyer in its lockbox(es) for Sellers' Billed Receivables shall be remitted to Sellers promptly, pursuant to the operation of the Phase-Out Addendum, that it has received collection of such Billed Receivables. With respect to all Unbilled Receivables, Buyer agrees to act as Sellers' agent and to use ordinary and customary industry effort to bill the Unbilled Receivables and to collect the Unbilled Receivables, at Buyer's cost. Buyer shall remit to Sellers Sellers' pro rata share (based on the operation of the Phase-Out Addendum) of each Unbilled Receivable which Buyer collects promptly pursuant to the operation of the Phase-Out Addendum that it has received collection of such Unbilled Receivables. In the event that any Billed Receivable or Unbilled Receivable remains unpaid ninety (90) days after the date of the first invoice evidencing that Billed Receivable or Unbilled Receivable and the date on which Seller is entitled to exercise remedies under applicable Law, Buyer shall have no further obligations with respect to such Billed Receivable or Unbilled Receivable and Sellers shall be entitled to institute any such further collection efforts as Sellers deem appropriate, at Sellers' cost. In the event Sellers receive in their lockbox receivables attributable to the period following the Proration Time ("Buyer Receivables"), Sellers shall remit such amount(s) to Buyer promptly pursuant to the operation of the Phase-Out Addendum.

            3.5 Bulk Sales Law Compliance. Sellers agree to pay and discharge all claims of creditors which may be asserted against Buyer by reason of Sellers and Sellers' Affiliates' noncompliance with the provisions of the bulk sales or transfer Law of any state, province or other applicable jurisdiction which may require such compliance on account of the provisions herein and the transactions contemplated hereby and to indemnify and hold Buyer harmless from and against claims suffered or incurred by Buyer by reason of or arising out of (a) the failure of Sellers or Sellers' Affiliates to pay or discharge the same when due or (b) such noncompliance with any applicable Bulk Sales Law.

            3.6 Allocation of Purchase Price. As soon as reasonably practicable after the Closing Date, Buyer's and Sellers' independent auditors shall agree on an allocation of the Purchase Price and other consideration paid pursuant to this Agreement, and based on such allocation, Buyer and Sellers shall prepare Internal Revenue Service Form 8594, in accordance with Section 1060 of the Code and the regulations thereunder, and such forms with respect to other jurisdictions as may be required by all applicable laws relating to allocation of the Purchase Price. Any adjustment to the Purchase Price or other consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation. Sellers and Buyer shall timely file with the appropriate Governmental Authorities copies of said Form 8594 and any other such required form as prepared by Buyer and Sellers and shall utilize the allocation of the Purchase Price and other consideration paid pursuant to this Agreement contained on said Form 8594 in the preparation of any Returns and forms (including attachments thereto) which relate to the transactions contemplated hereby. Neither Sellers nor Buyer shall file any Return containing an allocation of the Purchase Price that differs from an allocation established pursuant to this Section 3.6.

            SECTION 4. Representations and Warranties of Sellers. Each Seller hereby warrants and represents to Buyer as of the date hereof and as of the Closing as follows:

            4.1 Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all power and authority to own or lease its assets and to operate and carry on its business as presently conducted.

            4.2 ACN Energy Entities. Except as listed in Schedule 4.2(A), all of the activities of the Retail Energy Business are currently conducted by or through the ACN Energy Entities, the ACN Energy Entities and all the Acquired Assets and Option Assets are owned by the ACN Energy Entities, Parent has no Subsidiaries involved in any aspect of the business of the Retail Energy Business and neither Parent nor any of its Subsidiaries of Parent has made any advances to or investments in, or owns any securities of or other interests in, any firm, corporation, association, business organization, enterprise or entity, which are related to the Retail Energy Business or its assets, properties or business. Each ACN Energy Entity is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets. Each ACN Energy Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership of property or nature of its business requires such qualification. Each jurisdiction in which each ACN Energy Entity is qualified to do business as a foreign corporation is listed on
Schedule 4.2 hereto. There are no other jurisdictions where the failure of any ACN Energy Entity to be qualified as a foreign corporation would materially adversely affect the Acquired Assets, the business of the Retail Energy Business or the transactions contemplated herein.

            4.3 Authorization; Consents. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and each Seller, to the extent required by applicable law, the shareholders of Sellers and all other corporate action of Parent and Sellers necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement and each Transaction Document constitutes the legal, valid and binding obligation of Parent and each Seller enforceable against them in accordance with its terms. Except as set forth on Schedule 4.3 hereto, no consent of any lender, trustee, security holder of Parent or any Seller, or other Person, is required for Parent or any Seller to enter into and deliver this Agreement and each Transaction Document or to consummate the transactions contemplated hereby, nor do the articles of incorporation or by-laws or any Material Contract or other instrument to which any Seller or Parent is bound, or affecting any of their respective properties, conflict with or restrict the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

            4.4 Governmental Approvals. Except as set forth in Schedule 4.4, no governmental authorization, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by Parent or any Seller with any Governmental Authority (including, without limitation, any filing or registration pursuant to the Securities Act or the securities or blue sky laws of any state or territory) is required in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby.

            4.5 Financial Statements; Liabilities; Books and Records of Account.
(a) Annexed hereto as Schedule 4.5A are the following financial statements (collectively, the "Financial Statements") with respect to the Retail Energy
Business: (a) the audited consolidated financial statements of the Retail Energy Business for the years ended December 31, 2002 and 2003; and (b) the unaudited consolidated financial statements of the Retail Energy Business as of December 31, 2004 (the unaudited consolidated statement of net worth of the Retail Energy Business as of December 31, 2004 is referred to herein as the "Balance Sheet"). The Financial Statements, in each case, are true and complete with respect to each item therein and have been prepared in conformity with GAAP heretofore adopted by, and applied consistently with the past practices of, Sellers and fairly present the financial position, results of operations and changes in financial position of the Retail Energy Business as at, or for the periods ended on, such dates in all material respects. All Financial Statements include all material elements of revenue and cost associated with the conduct of the business of the Retail Energy Business (whether direct or indirect and whether incurred at any of the leased premises or at any other locations), including, without limitation, the allocated or directly charged costs of any materially significant services provided to the Retail Energy Business by Sellers or any Affiliate of Sellers. Other than corporate overhead and rent, Schedule 4.5A reflects all group and division overhead charges and intercompany allocations attributed to the Retail Energy Business. Since December 31, 2002, the Retail Energy Business has conducted its accounting procedures in a consistent manner without material change of policy or procedure.

            (b) On the Balance Sheet Date, other than as listed on Schedule 4.5 there were no Liabilities of any Seller in connection with the Acquired Assets other than those Liabilities disclosed or provided for in the Balance Sheet. On the date hereof and on the Closing Date, there are no and will be no other Liabilities any Seller in connection with the Acquired Assets except those incurred since the Balance Sheet Date, in the ordinary course of the business of the Retail Energy Business, and not in material violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of Sellers contained in this Agreement.

            (c) The records and books of account of each Seller in any way relating to the Retail Energy Business are complete and accurate in all material respects. Copies of all such books and records have been provided or made available to Buyer.

            4.6 Taxes. With respect to Taxes relating to the Retail Energy Business, each Seller is in compliance with all applicable Laws, whether or not such Taxes are owed by Seller.

            4.7 Title to Assets; Liens and Encumbrances. The ACN Energy Entities are the owners of, and except as set forth in Schedule 4.7A, have good and marketable title to, all of the Acquired Assets subject to no Liens. Except as set forth in Schedule 4.7B, the Acquired Assets constitute all of the material assets used in, related to or required by the Sellers for, the normal conduct of the Retail Energy Business's business. The Acquired Assets do not include any owned real property.

            4.8 Trademarks, Service Marks, Trade Names, Patents and Copyrights.
Schedule 4.8 hereto sets forth a true, correct and complete list of all Proprietary Rights used by the Retail Energy Business in the conduct of its business. Except as indicated on Schedule 4.8, each such Proprietary Right is owned by the Sellers and is not subject to any license, royalty arrangement or dispute. To Sellers' knowledge (a) no other Proprietary Rights are used in or are necessary for the conduct of the Retail Energy Business's business as now conducted, (b) none of such Proprietary Rights used by the Sellers nor the Retail Energy Business as now conducted infringes any Proprietary Right or other such right of any other Person and (c) no claim has been asserted or threatened by any Person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by the Retail Energy Business and there is no basis for any such claim. No shareholder, officer, director or employee of Parent or any of its Subsidiaries owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by the Retail Energy Business in connection with its business.

            4.9 Contracts. (a) Schedule 4.9 hereto contains a true and complete list of each Material Contract, including all amendments and modifications thereto, to which any Seller is a party or to which it is subject or by which it is bound relating to, or in any way affecting, the Retail Energy Business or the Acquired Assets. As used herein, "Material Contract" means any contract that has involved in calendar year 2004, or is likely (absent any unforeseen change from the status quo) throughout calendar year 2005 or any year thereafter to involve an annualized revenue or expense of $50,000.00 or more. True, correct and complete copies of all Material Contracts listed on Schedule 4.9 have heretofore been delivered by Sellers to Buyer. Except as set forth on Schedule 4.9, no Material Contract requires the consent of any other Person or results in early termination or acceleration of any right or obligation by reason of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of the Material Contracts constitutes the legal, valid binding obligation of such Seller enforceable in accordance with its terms and, to Sellers' knowledge, is a valid and binding obligation of all of the other parties thereto enforceable against them in accordance with their terms and each such Material Contract is in full force and effect without modification. To Seller's knowledge, each Seller has performed all obligations required to be performed by it and is not in default under any Material Contract, and no event has occurred thereunder which, with or without the lapse of time or the giving of notice, or both, would constitute a default by it thereunder. To Sellers' knowledge, no other party is in default under any Material Contract. No shareholder, partner, member, officer, director or employee of Parent or any of its Subsidiaries is a party to or subject to or bound by any Material Contract or has any right which in any way relates to the Acquired Assets.

            (b) Schedule 4.9B sets forth a true and complete list of all bonds, deposits, guarantees or other credit support posted or accepted under any Material Contract or otherwise in connection with the Acquired Assets.

            4.10 Purchase and Sales Commitments and Orders; Customers and Vendors. Schedule 4.10 hereto sets forth a true and complete description and number in accordance with the customary recordkeeping practices of the Seller of the customers of the Retail Energy Business broken down by UDC. To Sellers' knowledge, no Seller has received any oral or written notice from any Governmental Authority threatening or intending to take action that would be materially adverse to the Retail Energy Business, the Acquired Assets or with respect to more than 10% of the Retail Energy Business customer base. To Sellers' knowledge, no Seller has received any notice or has any knowledge that any existing, significant group or sub-group of customers of the Retail Energy Business (i) intends to terminate or is considering terminating its business relationship with the Retail Energy Business or (ii) has requested such group or sub-group be granted economic concessions, rebates or changes with respect to products or services provided by the Retail Energy Business that would be adverse to Buyer.

            4.11 Employees; Compensation; Labor Relations; Vacation Time, Bonuses, Etc. (a) Schedule 4.11 hereto lists the names, title or job description, employer and total annual compensation of all employees of ACN Energy, Inc. as of the date hereof (the "Existing Employees").

            (b) There are no labor strikes, disputes, slow downs, work stoppages union organizing efforts or other labor troubles or grievances pending or, to any Sellers' knowledge, threatened against or involving the Retail Energy Business. No unfair labor practice complaint before the National Labor Relations Board or any similar or comparable state, local or foreign agency, no discharge or grievance before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable state, local or foreign agency, in any case relating to the Retail Energy Business or the conduct of its business or the Acquired Assets is pending or, to Seller's knowledge, threatened. To Seller's knowledge, no Seller has received notice, nor has knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to the Retail Energy Business or the conduct of its business or the Acquired Assets. To the knowledge of each Seller, no officer or key employee of the Retail Energy Business has any plans to terminate his or her employment with the Retail Energy Business. No Existing Employees are subject to any employment agreement or collective bargaining agreement. All such Existing Employees are "at will."

            (c) The vacation periods for the Existing Employees normally occur during the periods described on Schedule 4.11C hereto, which Schedule also sets forth the method for accruing vacation pay used by Sellers on their books and records. Except as set forth on such Schedule 4.11C, at the Balance Sheet Date there were, at the date hereof there are and on the Last Seller Payment Date there will be, no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to the Balance Sheet Date, the date hereof or the Last Seller Payment Date, respectively, due to or expected by the Existing Employees, not fully paid prior to such date or, with respect to compensation for work done prior to the Balance Sheet Date, not fully accrued on the Balance Sheet. Except as set forth on Schedule 4.11C, no bonuses, profit sharing or incentives and no increases in compensation have been paid, accrued or granted by any Seller to Existing Employees for any period after the Balance Sheet Date. The Existing Employees are employed by ACN Energy, Inc. All brochures, agreements and other documents setting forth personnel policies relating to the Existing Employees, including, without limitation, information concerning compensation, severance, termination and other employee perquisites and benefits, have been furnished to the Existing Employees by Seller's affiliates and have been furnished to Buyer and are listed in Schedule 4.11C hereof.

            4.12 Employee Benefits. (a) Except for those plans set forth on
Schedule 4.12A hereto (the "Plans"), Sellers do not maintain, contribute to or have or have had an obligation to contribute to any Employee Benefit Plan, whether or not such plan has been terminated and whether or not such plan is of a legally binding nature or in the form of an informal understanding in which former or present employees of the Retail Energy Business have participated or currently participate.

            (b) True, correct and complete copies of all the material documents embodying the Plans, including, without limitation, the plan and trust instruments and summary plan description, have been furnished to Buyer. Each Plan which is intended to comply with Section 401(a) of the Code and each trust related thereto is qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a determination letter has been received from the Internal Revenue Service with respect to each such Plan stating that such Plan and its related trust are qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a copy of each such determination letter has been furnished to Buyer. To Seller's knowledge, nothing has occurred since the date of the most recent determination letter of each such Plan that could adversely affect the qualified status of such Plan or tax-exempt status of any related trust.

            (c) With respect to any group health plan, the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA"), have been fulfilled in all material respects.

            (d) Neither any Seller nor any ERISA Affiliate has ever (i) terminated an Employment Benefit Plan subject to Title IV of ERISA or (ii) contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and neither any Seller nor any ERISA Affiliate has effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any such multiemployer plan.

            (e) Sellers do not maintain or contribute to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), or other employee benefit plan or arrangement, providing post-employment or post-retirement benefits (other than an "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA and other than COBRA continuation coverage) or, if any such plan exists, it is listed on Schedule 4.12A. There has been no written or oral communication to the Transferred Employees by the Parent or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Transferred Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

            4.13 Legal Proceedings. To Sellers' knowledge, there are no material Actions pending or, to the knowledge of Sellers, threatened against any Seller respect to or otherwise affecting the Retail Energy Business or the Acquired Assets. To the best knowledge of each Seller, no Seller is in default with respect to any order, writ, injunction or decree of any Governmental Authority.

            4.14 Orders, Decrees, Etc. To Sellers' knowledge, except as set forth in Schedule 4.14 hereto, there are no orders, decrees, injunctions, rulings, publications, decisions, directives, consents, pronouncements or regulations of any court or any Governmental Authority issued against, or binding on, any Seller in any way relating to the Acquired Assets or the Retail Energy Business's business which may have a material adverse effect over the Acquired Assets or the Retail Energy Business's method or manner of doing business.

            4.15 Compliance With Law; Permits and Licenses.

            (a) To Seller's knowledge, each Seller is in current compliance with all Laws of any Governmental Authority applicable to the Retail Energy Business, its assets, property, business, employees or operations in all material requests.

            (b) The Sellers presently hold, and will hold at the Closing Date or the time of transfer of the applicable Acquired Assets, all required permits, licenses, certificates and franchises from applicable Governmental Authorities (the "Permits") which are necessary for or material to the ownership or operation of the Acquired Assets or the conduct of the Retail Energy Business, each of which is listed in Schedule 4.15(b) hereto; all such Permits are in full force and effect and each Seller is in full compliance with the terms and provisions of its applicable Permit. Except as set forth in Schedule 4.15(b), no notice of violation of any Permit has been received. For any Permits which may expire during the Phase Out Period, which are set forth in Schedule 4.15(b), renewal applications have been or will be timely filed and prosecuted.

            4.16  Actions Not in Ordinary Course; No Change.

            (a) Except as set forth on Schedule 4.16A hereto, since the Balance Sheet Date, the Sellers have not, relating to the Retail Energy Business or the Acquired Assets, (i) incurred any Liability, except current liabilities in the ordinary course of business and Liabilities incurred under Contracts entered into in the ordinary course of business of the Retail Energy Business;
(ii) made with respect to the Retail Energy Business any capital expenditures or additional commitments for capital expenditures and none are planned; (iii) discharged any Liability, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business of the Retail Energy Business; (iv) sold or transferred any assets or written off any receivables other than in the ordinary cause of the Retail Energy Business; (v) mortgaged, pledged or subjected to any other Lien any of its assets or properties; (vi) suffered any losses or waived any rights of substantial value; (vii) granted any material bonuses or commissions or materially increased the compensation payable to any of its employees, directors or officers or increased the aggregate payment of any fees;
(viii) made any loans to any individuals, firms, corporations or other entities;
(ix) made any change in any method of accounting or auditing practice; or (x) entered into any transaction not in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing. From the Balance Sheet Date to the Closing Date, the Retail Energy Business and the Acquired Assets has been and will be operated only in the regular and ordinary course.

            (b) Since the Balance Sheet Date, there has not been (i) any material adverse change (whether or not in the ordinary course of business) in the business, condition (financial or otherwise), prospects, operations, customer base, employee or vendor relations, assets or Liabilities of the Retail Energy Business or the Acquired Assets or (ii) any material damage, destruction or loss, whether or not covered by insurance, materially affecting the business, assets, properties or rights of the Retail Energy Business or the Acquired Assets.

            4.17  Reserved.

            4.18 Bank Accounts; Powers of Attorney. Set forth on Schedule 4.18 hereto is a list of each bank or other financial institution in which the Sellers maintain an account or safe deposit box related to the Retail Energy Business, including the current lockbox, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto. Also set forth on Schedule 4.18 are the names of all persons, if any, holding powers of attorney from the Sellers and a summary statement of the terms thereof.

            4.19 No Brokers. None of the Sellers or any Affiliate of Sellers has entered into any contract, agreement, arrangement or understanding with any Person or firm which will result in the obligation of Buyer or its Affiliate to pay any finder's fee or financial advisory fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

            4.20 Arrangements with Related Parties. Schedule 4.20 sets forth a true and complete list of all contracts or other arrangements relating to the Retail Energy Business among Parent or any of its Affiliates on one hand and any other Affiliate of the Parent on the other. Except as expressly provided herein, none of the Assumed Liabilities include any Liabilities owed to Sellers, their Affiliates or their respective stockholders, partners, members, directors, managers, officers, employees or agents.

            4.21 No Omissions. Sellers do not know of any facts or circumstances not disclosed to Buyer which indicate that the Acquired Assets may be materially adversely affected or which otherwise should be disclosed to Buyer in order to make any of the representations or warranties made herein on the part of the Sellers not misleading. To Seller's knowledge, no representation or warranty by Sellers contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

            4.22 Stock Legend; Restricted Securities. Parent and Sellers represent and warrant to Buyer and CEG as follows:

            (a) Parent is acquiring the Shares, when and if released to Parent pursuant to Schedule D hereto and the Escrow Agreement, for its own account and not with a present view to, or for sale in connection with, any distribution thereof. Sellers consent to the placement of the following legend on each certificate representing the Shares and acknowledge that stop transfer instructions will be placed with CEG's transfer agent:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR SOLD UNLESS (i) A REGISTRATION STATEMENT UNDER SUCH ACT (OR AN EXEMPTION FROM SUCH REGISTRATION) IS THEN IN EFFECT WITH RESPECT THERETO, (ii) A WRITTEN OPINION FROM COUNSEL FOR THE ISSUER OR OTHER COUNSEL FOR THE HOLDER REASONABLY ACCEPTABLE

            TO THE ISSUER HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED OR (iii) A `NO ACTION' LETTER OR ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER OR SALE."

            (b) Parent and Sellers understand that the Shares will not be registered under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4 of the Securities Act and that the reliance of CEG and the Buyer on such exemption is predicated in part on the Parent's and Sellers' representations set forth herein. Parent and each Seller represents that it is experienced in evaluating companies such as CEG, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of its investment in the Shares. Parent and each Seller is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Each Seller further represents that it has had access during the course of the transaction and prior to its acquisition of the Shares to such information relating to CEG as it has desired and that it has had the opportunity to ask questions of and receive answers from CEG concerning the transaction and to obtain additional information (to the extent CEG and the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

            (c) Parent and Sellers understand that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

            SECTION 5. Representations and Warranties of Buyer. Buyer warrants and represents to Sellers as of the date hereof and the Closing as follows:

            5.1 Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

            5.2 Authorization. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer, and all other corporate action of Buyer, including all necessary shareholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement and the other Transaction Documents constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. No consents of any lender, trustee or security holder of Buyer or other Person is required for Buyer to enter into and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

            5.3 Governmental Approvals. Except as set forth on Schedule 5.3, no authorization, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by Buyer with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby.

            5.4 No Brokers. Neither Buyer nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding with any Person or firm which will result in the obligation of Sellers or their Affiliates to pay any finder's fee or financial advisory fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

            5.5 Authorization. No approval or authorization of this Agreement or any other agreement to be entered into in connection with the transactions contemplated by this Agreement is required by law or otherwise in order to make this Agreement or any other agreements entered into in connection herewith binding upon the Buyer, except for approval of the listing of the Shares on the AMEX. Upon the execution and delivery of this Agreement and any other agreement in connection therewith, such agreements will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

            5.6 Shares. The authorized common equity capital of CEG consists of 150,000,000 shares of Common Stock , par value $.001 per share, of which 30,499,290 shares have been issued and are outstanding. Except for any shares of Common Stock reserved for issuance under CEG's equity incentive plans or as disclosed in CEG's SEC reports or Schedule 5.6 hereto, there are no options, warrants, conversion privileges, preemptive rights, subscription or other rights (or agreements for any such rights), commitments, arrangements or understandings of any kind obligating CEG to issue or sell any shares of capital stock of any class of CEG or any securities convertible into or exchangeable for any such shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any liens or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of the Parent and Sellers in Section 4.22 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

            5.7 SEC Rules. To Buyer's knowledge, CEG is in compliance with SEC and AMEX rules and regulations.

            SECTION 6.  Conduct Prior to the End of the Phase-Out Period.

            6.1 Investigation by Buyer. Buyer may, prior to the end of the Phase-Out Period (as defined in the Phase-Out Addendum), through its own representatives (including its counsel, accountants and consultants) make such reasonable inquiries and document reviews with respect to the Option Assets and general operations of the Retail Energy Business and such review of the financial records of the Retail Energy Business as it deems necessary or advisable in connection with the transactions contemplated hereby to familiarize itself with such Option

Assets and general operations and financial records; such activities shall not, however, affect Sellers' representations, warranties and agreements hereunder. Sellers shall permit Buyer and its authorized representatives to have, after the date hereof, reasonable access to the officers, employees and premises of each Seller and to all books and records of the Retail Energy Business or related to the Acquired Assets and Option Assets; and Buyer shall have the right to make copies thereof and excerpts therefrom. Sellers shall furnish Buyer with such financial and operating data and other information with respect to the Acquired Assets, Option Assets and the Retail Energy Business as Buyer may from time to time reasonably request. Sellers agree to permit Buyer and its authorized representatives to visit suppliers, customers and others having business relations with the Retail Energy Business. Sellers acknowledge that the rights set forth in this Section 6.1 are essential to Buyer as a means of evaluating the Acquired Assets and Option Assets and Sellers agree that in no event will Sellers seek to recover costs or damages of any kind incurred as a result of the exercise by Buyer of such rights and hereby waives any and all rights it might have to recover any such costs or damages.

            6.2   Ongoing Operations.

            (a) From the date hereof until the date that all Transferred Customers and Acquired Assets have transferred to Buyer, Sellers shall take direction from Buyer as to the conduct and operation of the business of the Retail Energy Business and the Acquired Assets consistent with the requirements of law and regulation applicable to the Retail Energy Business and the Acquired Assets, conduct and operate the business of the Retail Energy Business and the Acquired Assets in the ordinary and usual course consistent with past practice, preserve intact the business organization of the Retail Energy Business, use commercially reasonable efforts to preserve for Buyer the present relationship between the Retail Energy Business on the one hand and its suppliers, customers and others having business relations with it on the other, and take directions from Buyer in conducting the Retail Energy Business in a manner which will safeguard and maintain the commercial value of the Acquired Assets in all material respects. From and after the Last Seller's Pay Day, Sellers' obligations as aforesaid shall be limited to matters within their control. From the date hereof until the date that all Transferred Employees have transferred to Buyer, Sellers shall use commercially reasonable efforts to keep available to Buyer the services of Existing Employees of the Retail Energy Business.

            (b) Without limiting the generality of Section 6.2(a), Seller and its Subsidiaries will not, in connection with the conduct of the business of the Retail Energy Business, without the prior written consent of Buyer:

                  (i) change for 2004 any accounting practices which would have the effect of altering its calculation of EBITDA from that which would be computed using the policies and practices in place with respect to 2003;

                  (ii) increase the rate of salary, benefits or other compensation of any employee or hire any employees other than to replace terminated employees or make any changes in any benefit plan;

                  (iii) enter into any agreement, Contract or commitment or incur any Liability other than in the ordinary course of business and consistent with its existing policies and having value of greater than $25,000.00 per annum;

                  (iv)  waive any rights of substantial value;

                  (v) dispose of, permit to lapse, or otherwise fail to preserve any of its Proprietary Rights or other similar rights, dispose of or permit to lapse any license, permit or other form of authorization, or dispose of or disclose to any person, other than an authorized representative of Buyer, any customer list, trade secret, formula process or know-how;

                  (vi) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any assets (whether real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, any of its officers or directors, any of its Affiliates or associates or any Person having any direct or indirect interest in it or in which it or any of its officers, directors, Affiliates or associates, has any direct or indirect interest;

                  (vii) agree, whether in writing or otherwise, to take any action prohibited in this Section 6.2; or

                  (viii) without limiting any of the foregoing, take or refrain from taking any action the result of which would render any representation or warranty made to Buyer in or in connection with this Agreement inaccurate.

            (c) Sellers shall inform Buyer of any material action taken or threatened to be taken by: (i) any party supplying energy or gas to Parent or any of its Subsidiaries, (ii) any Governmental Authority having jurisdiction over Parent or any of its Subsidiaries or any of their customers, (iii) any financial institution with which Parent or any of its Subsidiaries has a relationship, or (iv) any other party whose action or threatened action could reasonably be determined to be materially adverse to the interests of Buyer with respect to the Acquired Assets.

            6.3 Other Transactions. Sellers will not, and will cause their Affiliates and their respective directors, officers, employees and agents not to, directly or indirectly, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its representatives, concerning (A) any sale or other transfer of all or any substantial portion of the Retail Energy Business or the Acquired Assets; or (B) any joint venture, agency, or similar agreement that binds Sellers to sell or cause to be sold energy or energy-related products or services with any entity other than Buyer.

            6.4 Consents; Third-Party; Regulatory Approvals. As soon as practicable following the execution of this Agreement, Buyer and Sellers shall work together to cause (a) the transfer of all state and federal licenses and other Permits to Buyer, to the extent required and allowed by law for Buyer to operate the Retail Energy Business, including any UDC and PUC notifications and/or approvals, (b) assignment of Contracts which are included as Acquired Assets to and assumption of such Contracts by Buyer, to the extent permissible under such

Contracts and by law, including any UDC and PUC notifications and/or approvals, to the extent required by law, and (c) any other consents or approvals required by law to transfer any of the Acquired Assets being acquired by Buyer pursuant to this Agreement and any other consents required by law with respect to approval of this Agreement. Buyer will take the lead with respect to all activities identified in this Section 6.4 and bear the costs associated with such activities with the exception of costs associated with obtaining the approval of Seller's and its Affiliates' lenders and other such financing parties. Sellers agree to assist in effectuating such approvals where requested by Buyer and will bear their reasonable costs associated with such assistance. In accordance with the foregoing, Buyer shall be responsible, and shall reimburse Sellers for, all direct out-of-pocket costs and expenses incurred or paid by them in connection with securing necessary approvals from, giving required notices to, or making required filings with any third parties, provided that any such costs and expenses incurred or paid by Sellers shall have been first approved by Buyer in its reasonable judgment. Notwithstanding the foregoing, Sellers will be unconditionally obligated at their expense to obtain any required consents and releases of liens from their Affiliates.

            6.5 Public Announcements. Sellers and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement (including with respect to SEC reports and stock exchange disclosures where reasonably practicable) prior to such consultation, except as may be required by law.

            6.6   Employees and Employee Benefit Plans.

            (a) Employment Offer. On or before the Last Seller Pay Date, Buyer will deliver a letter in form and substance satisfactory to it to each employee identified on Schedule 6.6 offering such employee employment with Buyer or an Affiliate of Buyer. The offer of employment will be: (a) at pay levels substantially equivalent to the levels in effect for such individuals immediately prior to the Closing Date, as disclosed in Schedule 6.6 hereto; (b) with benefits consistent with individuals in the employ of Buyer (which individuals are performing similar work and receiving similar pay); (c) conditioned on Buyer's usual terms and conditions with respect to offers of employment; and (d) effective as of the close of business on the Last Seller Pay Date. Those employees accepting such offer of employment shall be known as the "Transferred Employees." All employees listed on Schedule 6.6 who are not Transferred Employees shall be known as "Non-Transferred Employees." If Sellers, between the date hereof and the Last Seller Payment Date hire additional employees, Buyer is not required to hire or offer to hire such employees which were not previously identified on such Schedule 6.6.

            (b) Employee Benefits. Neither Buyer nor any of its Subsidiaries shall assume any Liabilities with respect to, and shall not receive any right or interest in, any Employee Benefit Plans of Sellers in which any of the Transferred Employees participate. The Sellers shall cause all Transferred Employees to be fully vested in their accrued benefits earned under any of Sellers' defined contribution or defined benefit plans as of the Last Seller Payment Date. Each Transferred Employee shall be credited with the period of service for which he/she was credited under the employee pension benefit and employee welfare benefit plans of Seller for purposes of (i) eligibility to participate in Buyer's Employee Benefit Plans, and (ii) benefit accruals under each of Buyer's employee benefit plans that is a vacation or sick leave plan. Those Transferred Employees who were participants in Seller's employee welfare benefit plans (as defined in Section 3(1) of ERISA) as of the Closing Date shall participate in Buyer's employee welfare benefit plans immediately upon commencement of employment with Buyer. Transferred Employees shall not be subject to any waiting period or preexisting condition limitation under any employee benefit plan of Buyer that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), and any and all year-to-date deductibles and co-pays for 2005 under the employee welfare benefit plans of Seller shall be credited to the Transferred Employees for purposes of their applicable deductibles and co-pay limits for 2005 under each corresponding plan of Buyer. Transferring Employees who meet any applicable service requirements for any Employee Benefit Plan of Buyer that an employee pension benefit plan (as defined in Section 3(2) of ERISA) (after receiving credit for service with Seller) shall become a participant in such plan of Buyer no later than the last day of the month in which such Transferred Employee commences employment with Buyer.

            (c) Acceptance of Rollovers. Each employee benefit plan of Buyer that is a tax-qualified defined contribution plan (as defined in Section 3(34) of ERISA) that accepts rollover contributions shall accept qualifying rollover contributions of benefits distributed from each Plan of Seller that is a tax-qualified defined contribution plan, including to the extent possible notes attributable to loans to Transferred Employees that are outstanding as of the date of distribution from such Plan.

            (d) Payments to Transferred Employees. Sellers shall pay to Transferred Employees all accrued vacation owing to such Transferred Employees as of the Last Seller Payment Date as well as bonuses, profit sharing, incentive commissions or other compensation of any kind for periods prior to the Last Seller Payment Date. Buyer shall not assume any vacation or sick time Liabilities with respect to the Transferred Employees, nor shall Buyer assume any Liabilities for bonuses, profit sharing, incentive commissions or other compensation of any kind under any Seller plan or arrangement.

            (e) Sellers' Retention of Employment Related Liabilities. Buyer is not assuming any Liability of Parent or any of its Subsidiaries to their employees or former employees (i) for benefits (including health and welfare benefits), compensation (including vacation, holiday and overtime pay), worker's compensation, contributions, insurance premiums and administrative expenses incurred or accrued before the Closing Date, (ii) arising under the continuation coverage requirements of Section 4980B(f) of the Code and Section 601 et seq. of ERISA with respect to all United States employees of the Retail Energy Business (or any beneficiary or dependent of such employees) who, on or before the Last Seller Payment Date or otherwise, in connection with the transactions contemplated by this Agreement, have exercised or are eligible to exercise their right to such continuation coverage, (iii) to provide post-retirement health and life insurance benefits to employees (or any beneficiary or dependent of such employee) of the Retail Energy Business, or (iv) for any claims made by the employees of the Retail Energy Business, and any liability resulting from same, for events occurring on or before the Last Seller Payment Date.

            (f) Payroll. Sellers shall continue to process payroll and to pay the Transferred Employees up to and including the Last Seller Pay Date. Buyer shall assume payroll processing responsibilities thereafter. Such payroll amounts (including taxes and benefits) as are paid by Sellers to such Transferred Employees allocable to the period after Closing shall be reimbursed by Buyer within 10 calendar days following receipt by Buyer of definitive records of payment of such amounts.

            (g) WARN Act. To the extent applicable, Sellers shall be responsible for all obligations under the Federal Worker Adjustment Retraining and Notification Act ("WARN") and/or analogous state and local laws, including, without limitation, the obligation to provide WARN notices, in connection with the transactions contemplated by this Agreement.

            (h) Mutual Cooperation. Each of the parties hereto shall cooperate with the other parties and provide the other parties with such records, information, documentation and assistance as such parties reasonably request in order to carry out the parties' respective obligations under this agreement.

            6.7 Notification. Upon becoming aware of same, until the final transfer of the Acquired Assets, a party shall give prompt written notice to the other of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach or default under any Contract within the definitions of Acquired Assets or Option Assets. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of a party made herein or pursuant hereto or the other party's right to rely thereon.

            6.8 Transfer Documents. Sellers shall execute and deliver to Buyer and/or the Buyer Designees, on the Closing Date or thereafter as and when Buyer acquires any of the Acquired Assets not transferred as of the Closing or exercises its option to acquire Option Assets, all further instruments as may be reasonably necessary, expedient or proper in order to complete any and all conveyances, transfers, and assignments provided for herein and to convey to Buyer and the Buyer Designees such title to the Acquired Assets as Sellers are obligated hereunder to convey, all in form and substance reasonably satisfactory to Buyer.

            6.9 Covenant to Satisfy Conditions. The Parties shall use commercially reasonable efforts to ensure that the conditions set forth herein are satisfied, and that all the Acquired Assets are transferred to Buyer, insofar as such matters are within their control.

            6.10 Schedules. As of the date hereof, this Agreement does not have attached any Schedules other than Schedules A-D. Seller agrees to furnish all other contemplated Schedules not later than close of business, Pacific time, on February 2, 2005 ("Seller Disclosure Schedules").

            6.11 Schedule 4.2(A) Assets. With respect to any Acquired Assets or Option Assets which are listed on Schedule 4.2(A), Parent agrees to cause the applicable owner of such assets to (x) transfer same to Buyer as and when required under this Agreement as if such asset was owned by a Seller hereunder and under the same representations, warranties, terms and conditions and (y) otherwise perform all obligations of a Seller hereunder with respect to such asset as if it were a party hereto.

            SECTION 7. Conditions of Buyer's Obligations to Close. The obligations of Buyer under this Agreement are subject to the satisfaction of the conditions set forth below, which conditions may be waived by Buyer without releasing or waiving any of its rights hereunder.

            7.1 Agreement and Conditions. On or before the Closing Date, Sellers shall have complied with and duly performed all agreements and conditions on their part required to be complied with and performed pursuant to or in connection with this Agreement.

            7.2 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby (including, without limitation, any representations and warranties in the Transaction Documents), shall be true and correct on and as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

            7.3 No Legal Proceeding. No Action shall have been instituted or threatened before any court or Governmental Authority seeking to restrain or prohibit the acquisition by Buyer, or the conveyance by Parent and its Subsidiaries, of the Acquired Assets.

            7.4 Certificate. Buyer shall have received a certificate dated the Closing Date and executed by a senior officer of each Seller on behalf of such Seller to the effect that the conditions expressed in Sections 7.1 and 7.2 have been fulfilled.

            7.5 Lien Releases. US Bank shall have executed documentation terminating all security agreements and security interests, including related UCC filings, with respect to the Acquired Assets and the Option Assets, in form and substance reasonably acceptable to Buyer and the Acquired Assets and Option Assets shall be subject to no Liens other than in favor of Tenaska Power Services, Inc., pursuant to that certain Security Agreement dated March 17, 2003 and Buyer hereunder.

            7.6 Deliveries. Buyer shall have received the deliveries to be made by Sellers pursuant to Section 9.

            7.7 Schedules. Buyer shall have received Seller's Disclosure Schedules which shall be acceptable to Buyer in its sole discretion (it being understood that Buyer's acceptance thereof shall not be deemed a waiver of any right under Section 13.1 hereof).

            SECTION 8. Conditions of the Sellers' Obligations to Close. The obligations of Sellers under this Agreement are subject to the satisfaction of the conditions set forth below, which conditions may be waived by Sellers without releasing or waiving any of their rights hereunder.

            8.1 Agreement and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed all agreements and conditions on its part required to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

            8.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby (including, without limitation, any representations and warranties in the Transaction Documents), shall be true and correct on and as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

            8.3 Deliveries. Sellers shall have received the deliveries to be made by Buyer pursuant to Section 10.

            8.4 Certificate. Sellers shall have received a certificate dated the Closing Date and executed by a senior officer of Buyer on behalf of Buyer to the effect that the conditions expressed in Section 8.1 and 8.2 have been fulfilled.

            SECTION 9. Deliveries of Sellers on the Closing Date. Sellers agree on the Closing Date to deliver to Buyer the following:

            9.1 Title to Acquired Assets. Seller Ancillary Documents as are necessary to transfer the Acquired Assets to Buyer hereunder which are being transferred at the Closing.

            9.2   Certificates. The certificates of Sellers referred to in
Section 7.4 hereof.

            9.3 Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of each Seller setting forth a copy of the resolutions adopted by the Board of Directors of each Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            9.4 Authorization. Appropriate instruments authorizing Buyer to endorse in the name of Sellers all checks, drafts, notes and other instruments for the payment of money and to receive for the account of Buyer all proceeds thereof to which the Buyer is entitled under this Agreement.

            9.5 Escrow Agreement. A copy of the Escrow Agreement duly executed by Sellers.

            9.6 Sales Agency Agreement. A copy of the Sales Agency Agreement duly executed by Sellers.

            9.7 Transition Agreement. A copy of the Transition Agreement duly executed by Sellers.

            9.8 Security Agreement. A copy of the Security Agreement duly executed by Sellers.

            9.9 Energy Agreements. Copies of the NAESB, EEI and ISDA duly executed by the ACN Energy Entities.

            9.10 Operating Agency Agreement. Copies of the Operating Agency Agreements duly executed by each of the ACN Energy Entities.

            9.11 Netting Letter. A copy of the Netting Letter duly executed by ACN Utility Services.

            9.12 Other Deliveries. Such other documents or instruments as Buyer or its counsel may reasonably request.

            SECTION 10. Deliveries of Buyer on the Closing Date. Buyer agrees on the Closing Date to deliver to Seller the following:

            10.1 Purchase Price. The cash portion of the Purchase Price to be delivered pursuant to Section 3.1 hereof.

            10.2 Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of Buyer setting forth a copy of the resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            10.3 Escrow Agreement. A copy of the Escrow Agreement duly executed by Buyer.

            10.4 Sales Agency Agreement. A copy of the Sales Agency Agreement duly executed by Buyer.

            10.5 Transition Agreement. A copy of the Transition Agreement duly executed by Buyer.

            10.6 Security Agreement. A copy of the Security Agreement duly executed by Buyer.

            10.7 Energy Agreements. Copies of the NAESB, EEI and ISDA duly executed by Buyer.

            10.8 Operating Agency Agreement. Copies of each of the Operating Agency Agreements delivered by the ACN Energy Entities pursuant to Section 9.10 duly executed by Buyer.

            10.9 Netting Letter. A copy of the Netting Letter duly executed by Buyer.

            SECTION 11. Additional Covenants.

            11.1 Mail. Sellers authorize and empower Buyer from and after the date hereof (i) to receive and open mail addressed to Parent or any of its Subsidiaries and (ii) to deal with the contents thereof in a manner consistent with the purpose of this Agreement and the other agreements described herein and contemplated hereby, provided such mail and the contents thereof relate to the Acquired Assets or otherwise to the business of the Retail Energy Business, as conducted by Buyer or to any of the Assumed Liabilities. Sellers agree to deliver to Buyer promptly upon receipt any mail, checks or other documents received by it pertaining to the Acquired Assets or otherwise to the business of the Retail Energy Business, as conducted by Buyer, or any of the Assumed Liabilities. Buyer agrees to deliver to Sellers promptly any mail which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Sellers are entitled.

            11.2 Further Assurances. Sellers agree at any time and from time to time after the Closing Date, upon the request of Buyer, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, conveying, and confirming to Buyer, or to its successors and assigns, of any or all of the Acquired Assets and to carry out the terms and conditions of this Agreement.

            11.3 Notification to Customers. As soon as practicable following the Closing, and only to the extent required by applicable laws, regulations and tariffs, Sellers and Buyer will cause to be sent to Sellers' active customers a notice of the proposed transfer of the active customer from Sellers to Buyer, which notice will comply with all applicable requirements of the Public Utilities Commission(s) (the "PUC(s)"), the Local Utility Distribution Company(ies) ("UDC(s)") and all other relevant governmental agencies related to the transfer of electric and/or natural gas customers (the "Customer Notification"). The Customer Notification will contain such information concerning Buyer and Sellers as is required by law and approved by Buyer and Sellers, which approval will not be unreasonably withheld or delayed.

            11.4 Non-Transferred Assets. Upon the expiration of the Phase-Out Period, the remaining Acquired Assets not transferred to Buyer shall be disposed of in a manner mutually agreed to by the Parties and if the Parties shall be unable to agree, such assets shall, to the extent applicable, be terminated or, if termination of any such asset is not possible, remain with the applicable Seller. In the event that the transfer of any asset listed on Schedule 4.15(b) remains pending in any particular jursidiction at the expiration of the Phase-Out Period, and the parties reasonably believe that permission for the transfer of such asset is likely to be granted, the Buyer may request in writing a 60-day extension of the Phase-Out Period from the Seller, which will not be unreasonably witheld or delayed.

            11.5 Trading Restrictions. Sellers agree that neither they nor their Affiliates will in any manner, directly or indirectly, purchase or sell securities of CEG during any period or on any day for which the market value of the Shares is or will be determined for purposes of this Agreement, any attachment hereto or any Transaction Agreement.

            SECTION 12. Confidentiality.

            12.1 Sellers agree not to, and to cause their officers, directors, employees, stockholders and Affiliates not to, directly or indirectly, without the prior written consent of Buyer, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Retail Energy Business.

            12.2 Buyer agrees not to, and to cause its officers, directors, employees, stockholders and Affiliates not to, directly or indirectly, without the prior written consent of Parent, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating solely to any Acquired Assets or Option Assets which are not ultimately acquired by Buyer for any reason.

            12.3 Each of the Parties acknowledges and agrees that any breach of this Section 12 is likely to result in irreparable injury to the other Party, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that such other Party may have, such other Party shall be entitled to enforce the specific performance of this
Section 12 and to seek both permanent and temporary relief in the event of any breach hereof.

            12.4 The foregoing shall not prevent any person from disclosing such information if already in the public domain, or if required by applicable law or stock exchange rule or if requested by a regulator.

            SECTION 13. Indemnification.

            13.1 Indemnification by Sellers. Parent and Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates from and against, and pay or reimburse Buyer and its Affiliates for, any and all Damages as incurred, relating to or arising from (i) noncompliance with any applicable bulk sales or transfer law, (ii) the Excluded Liabilities, (iii) any Liability or claim arising in any way from any action taken by, or relating to the operations or employees, including former employees of, Parent or any of its Subsidiaries prior to the Closing Date, or (iv) the breach or inaccuracy of or failure to comply with any of the warranties, representations, conditions, covenants or agreements of Sellers or Parent contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith (including, without limitation, the Transaction Documents), or arising out of the consummation of the transactions contemplated hereby.

            13.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Sellers from and against, and pay or reimburse Sellers for, any and all Damages as incurred, relating to or arising from (i) any Assumed Liability or (ii) the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the closing of the transactions contemplated hereby.

            13.3  Procedures for Indemnification.

            (a) In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding with counsel reasonably satisfactory to the Indemnified Party, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense. The Indemnified Party may not settle any proceeding without the consent of the Indemnifying Party, not to be unreasonably withheld.

            (b) At Sellers' or Buyers' option, any indemnity payment shall be deemed to be an adjustment to the Purchase Price.

            SECTION 14. Survival of Representations; Effect of Certificates.

            14.1 All representations, warranties, covenants and obligations in this Agreement or in any agreement, instrument or other document delivered in connection herewith shall survive the execution and delivery hereof and the Closing Date. Notwithstanding the preceding sentence, neither party may make or assert any claim under any representation or warranty of the other party contained herein later than one year after the Closing Date, except that the representations in Sections 4.6, 4.19 and 5.4 shall survive until 6 months after the statute of limitations with respect to the matters addressed therein has expired (including all waivers or extensions thereof); and provided that any claims made or asserted by a party within the applicable time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. All statements contained in any officer's certificate delivered by or on behalf of any party hereto pursuant to this Agreement shall constitute and have the same force and effect as the representations and warranties of such party set forth herein.

            14.2 Each statement contained in any certificate delivered in connection with this Agreement or the consummation of the transactions contemplated hereby shall constitute the representation, warranty and agreement of the party delivering such certificate and shall have the same force and effect as if it had been incorporated into this Agreement as a representation, warranty and agreement by such party.

            SECTION 15. Fees and Disbursements. Except as otherwise provided herein, each party will pay its own fees and expenses in connection with this Agreement and the completion of the transactions contemplated by this Agreement.

            SECTION 16. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

     To Sellers:              American Communications Network, Inc.
                              32991 Hamilton Court
                              Farmington Hills, Michigan  48334
                              Attention:  Chief Financial Officer
                              Telecopier:  (248) 489-8901

                                    - copy to -

                              Jaffe, Raitt, Heuer & Weiss, P.C.
                              27777 Franklin Road, Suite 2500
                              Southfield, Michigan  48034
                              Attention:  Ralph R. Margulis
                              Telecopier:  (248) 351-3082

     To Buyer:                Commonwealth Energy Corporation
                              c/o Commerce Energy Group
                              600 Anton Blvd., Suite 2000
                              Costa Mesa, CA  92626
                              Attention:  General Counsel
                              Telecopier:  (714) 259-2575

                                    - copy to -

                              Stroock & Stroock & Lavan LLP
                              180 Maiden Lane
                              New York, New York  10038
                              Attention:  Michael S. Shenberg, Esq.
                              Telecopier:  212-806-6006

provided that any notice of change of address shall be effective only upon receipt.

            SECTION 17. Termination.

            17.1 This Agreement may be terminated at any time prior to the Closing by any of the following:

            (a)   By mutual written agreement of Buyer and Sellers; or

            (b) By either Buyer or Sellers, if the Closing has not occurred on or before the 10th day following the date hereof upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the reason for the Closing's failure to occur.

            17.2 If this Agreement is terminated as provided in Section 17.1, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors or employees), except based upon the obligations set forth in Sections 12, 15, and 17.2, or for any breach thereof occuring prior to termination.

            SECTION 18. Miscellaneous.

            18.1 Entire Agreement. This Agreement and the other Transaction Documents, including the Exhibits and Schedules hereto and thereto, sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in this Agreement or in any other Exhibit or Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

            18.2 Taxes. Any Taxes in the nature of a sales or transfer tax (including any realty transfer tax or realty gains transfer tax), and any stock transfer tax, payable on the sale or transfer of all or any portion of the Acquired Assets or Shares or the consummation of any other transaction contemplated hereby shall be paid by Sellers.

            18.3  Governing Law; Jurisdiction; Waiver of Jury Trial.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

            (b) Any disputes or claims arising out of or in connection with this Agreement and the transactions contemplated or documents required hereby shall be submitted to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, New York, and appropriate appellate courts therefrom. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in this Section 18.3(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 18.3.

            18.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

            18.5 Waiver. Waiver of any term or condition of this Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other term or condition of this Agreement.

            18.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Buyer may assign this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, Subsidiary of the Buyer or an Affiliate of the Buyer.

            18.7 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party to this Agreement except as expressly provided hereunder.

            18.8 Expenses Related to Audit Rights. Wherever either party has an audit right, the party exercising its audit right shall be entitled to reimbursement of its reasonable and customary expenses associated with such audit from the other party in the event such audit results in a determination that there was a material inaccuracy adverse to the party conducting the audit. Further, the party being audited shall be entitled to reimbursement of its reasonable and customary expenses associated with supporting such audit from the party conducting the audit in the event such audit results in a determination that the subject matter audited was materially accurate. Any inaccuracies determined by any such audit shall be corrected in the favor of the party to whom the inaccuracy was adverse.

            18.9 Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

            18.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

            18.11 Headings. The headings in the sections, paragraphs, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," as well as other words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                    COMMONWEALTH ENERGY CORPORATION

                                       By: /S/ PETER WEIGAND
                                           ---------------------------
                                           Name:  Peter Weigand
                                           Title:  President


                                    ACN UTILITY SERVICES, INC.

                                       By: /S/ JAMES F. MULCAHY
                                           ----------------------------
                                           Name:  James F. Mulcahy
                                           Title:   Secretary/Treasurer

                                    ACN ENERGY, INC.

                                       By: /S/ JAMES F. MULCAHY
                                           ----------------------------
                                           Name:  James F. Mulcahy
                                           Title:   Secretary/Treasurer


                                    ACN POWER, INC.

                                       By: /S/ JAMES F. MULCAHY
                                           ----------------------------
                                           Name:  James F. Mulcahy
                                           Title:   Secretary/Treasurer

As to Section 4.22, 6.11 and Article 13 only:

                                    AMERICAN COMMUNICATIONS NETWORK, INC.

                                       By: /S/ JAMES F. MULCAHY
                                           -----------------------------
                                           Name:  James F. Mulcahy
                                           Title:   Secretary/Treasurer


                [Signature page to Asset Purchase Agreement]

As to Sections 3.1(b) and 4.22 only:

                                    COMMERCE ENERGY GROUP, INC.

                                       By: /S/ PETER WEIGAND
                                           -------------------------
                                           Name:  Peter Weigand
                                           Title:  President



                [Signature page to Asset Purchase Agreement]